Exhibit 3.7

CERTIFICATE OF RETIREMENT

OF

SERIES A CONVERTIBLE PREFERRED STOCK

SERIES B CONVERTIBLE PREFERRED STOCK

SERIES B-2 CONVERTIBLE PREFERRED STOCK

SERIES C CONVERTIBLE PREFERRED STOCK

SERIES D CONVERTIBLE PREFERRED STOCK

AND

SERIES E CONVERTIBLE PREFERRED STOCK

OF

aTYR PHARMA, INC.

Pursuant to Section 243(b)

of the General Corporation Law

of the State of Delaware

aTyr Pharma, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1. All outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share, (the “Series A Preferred Stock”), Series B Convertible Preferred Stock, par value $0.001 per share, (the “Series B Preferred Stock”), Series B-2 Convertible Preferred Stock, par value $0.001 per share, (the “Series B-2 Preferred Stock”), Series C Convertible Preferred Stock, par value $0.001 per share, (the “Series C Preferred Stock”), Series D Convertible Preferred Stock, par value $0.001 per share, (the “Series D Preferred Stock”) and Series E Convertible Preferred Stock, par value $0.001 per share, (the “Series E Preferred Stock”) of the Corporation have been converted into shares of Common Stock, par value $0.001 per share, of the Corporation (“Common Stock”).

2. The Board of Directors of the Corporation has adopted resolutions retiring all previously outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock immediately upon their conversion into shares of Common Stock.

3. The Certificate of Incorporation of the Corporation provides that any shares of Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall not be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

4. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, the Certificate of Incorporation of the Corporation shall be amended so as to reduce the total authorized number of shares of the capital stock of the Corporation by 141,654,309 shares, such that the total number of authorized shares of the Corporation shall be 157,285,456, such shares consisting of (a) 150,000,000 shares of Common Stock, par value $0.001 per share and (b) 7,285,456 shares of Preferred Stock, par value $0.001 per share, of which (i) 72,000 shares are designated Series B Convertible Preferred Stock, (ii) 15,957 shares are designated Series C Convertible Preferred Stock, (iii) 2,197,499 shares are designated Series D Convertible Preferred Stock and (iv) 5,000,000 shares are undesignated Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this      day of             , 2015.

aTYR PHARMA, Inc.

By:
John D. Mendlein
Chief Executive Officer and Executive Chairman